EXHIBIT 3.1(b)


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                      DIRECT WIRELESS COMMUNICATIONS, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Articles of Incorporation:

                                   ARTICLE ONE

         The name of the corporation is DIRECT WIRELESS COMMUNICATIONS, INC.

                                   ARTICLE TWO

         The following amendments to the Articles of Incorporation were adopted by the majority shareholders of the corporation on October 1, 2003, allowing the corporation to change its name.

                                  ARTICLE THREE

         The amendment alters and changes Article One. The numbering of the other Articles remains unchanged. The full text of such amended provisions are as follows:

                                    ARTICLE I
                                      NAME

         The name of the corporation is Health Discovery Corporation

                                  ARTICLE FOUR

         The number of shares of the corporation outstanding at the time of such adoption was 59,751,128 and the number of shares entitled to vote thereon was 59,751,128

                                  ARTICLE FIVE

         The number of shares voted for such amendment was 41,541,567 by virtue of a consent of the majority of shareholders.

                                   ARTICLE SIX

         The amendment does not effect a change in the amount of stated capital


Dated October 15, 2003.


                                          DIRECT WIRELESS COMMUNICATIONS, INC.




                                          S: Bill G. Williams
                                          BY:    Bill G. Williams


                                          Chief Executive Officer